Exhibit 4.6

FLY SPA AMENDMENT AGREEMENT (NO. 1)

To:	Asia Aviation Capital Limited (“Vendor”)

AirAsia Group Berhad (“Vendor Guarantor”)

From:	Fly Aladdin Holdings Limited (“Purchaser”)

FLY Leasing Limited (“Purchaser Guarantor”)

11 July 2018

Dear Sirs

Share Purchase Agreement dated 28 February 2018 between the Purchaser, Purchaser Guarantor, Vendor and Vendor Guarantor, as amended, varied and supplemented from time to time (the “SPA”).

1.	We refer to the SPA.

2.
All terms defined in the SPA (whether directly or by incorporation therein) shall, unless otherwise defined in this letter agreement or unless the context otherwise requires, have the same respective meanings when used in this letter agreement. Clause 1.2 of the SPA is incorporated into this letter agreement as if set out in full herein, with necessary changes, and as if references to “this Agreement” were references to “this letter agreement”.

3.	Each of the Vendor, the Vendor Guarantor, the Purchaser and the Purchaser Guarantor hereby agrees that with effect from the date hereof, the SPA will be amended as follows:

(a)	by making the following amendments to the definitions in Clause 1.1:

(i)	inserting a new definition of “Affiliate Novation Agreement”, as follows:

““Affiliate Novation Agreement” means, in respect of an Asset the Lessee of which is an Affiliate Airline, an aircraft novation agreement or engine novation agreement, as applicable between the Existing Lessor, Lessee and New Lessor novating and amending an Existing Lease (in each case novating and amending an Existing Lease to conform to the relevant form lease agreement agreed between Vendor and Purchaser).”;

(ii)	deleting paragraph (a) of the definition of “Aircraft Lease Agreements” and replacing it with the following:

“both (i) the lease agreement to be entered into on Transfer of the Aircraft between the relevant New Lessor and Lessee, including, if applicable, an Existing Lease as novated and amended by an Affiliate Novation Agreement, in the form scheduled to such Affiliate Novation Agreement (in each case novated and amended to conform to the relevant form lease agreement agreed between Vendor and Purchaser) or (ii) if applicable, for the Aircraft, the lease agreement between the relevant New Lessor and the Intermediate Lessor and the lease agreement between the Intermediate Lessor and the Lessee including, if applicable, an Existing Lease as novated and amended by an Affiliate Novation Agreement, in the form scheduled to such Affiliate Novation Agreement (in each case novated and amended to conform to the relevant form lease agreement agreed between Vendor and Purchaser) and “Aircraft Lease Agreement” means any one of them, in each case substantially in the relevant form, depending on the Lessee of the relevant Aircraft, agreed between Vendor and Purchaser and annexed to the Steps Plan and containing the rent, security deposit and other relevant financial information set out in a document to be in agreed form; and”;

(iii)
in the definition of “Effectiveness Lease Conditions” by (1) inserting the words “(other than an Aircraft Lease Agreement scheduled to an Affiliate Novation Agreement)” after the words “Aircraft Lease Agreement” in paragraph (g) and (2) by adding a new paragraph (h) as follows:

“(h)  the signed and undated effective time certificate in the form scheduled to the relevant Affiliate Novation Agreement other than any representations or warranties set out in clauses 7.2, 8, 9 and 10 of such form, which may be amended or omitted, in whole or in part, and information concerning usage of the Aircraft which will be completed on the Effective Time (as defined in the Affiliate Novation Agreement).”;

(iv)	deleting the definition of “Engine Lease Agreements” and replacing it with the following:

““Engine Lease Agreements” means both (i) the lease agreement to be entered into on Transfer of the Engine between the relevant New Lessor and Lessee, including, if applicable, an Existing Lease as novated and amended by an Affiliate Novation Agreement, in the form scheduled to such Affiliate Novation Agreement (in each case novated and amended to conform to the relevant form lease agreement agreed between Vendor and Purchaser) or (ii) if applicable, for the Engine, the lease agreement between the relevant New Lessor and the Intermediate Lessor and the lease agreement between the Intermediate Lessor and the Lessee including, if applicable, an Existing Lease as novated and amended by an Affiliate Novation Agreement, in the form scheduled to such Affiliate Novation Agreement (in each case novated and amended to conform to the relevant form lease agreement agreed between Vendor and Purchaser) and “Engine Lease Agreement” means any one of them, in each case substantially in the relevant form, depending on the Lessee of the relevant Engine, agreed between Vendor and Purchaser and annexed to the Steps Plan and containing the rent, security deposit and other relevant financial information set out in a document to be in agreed form.”;

(v)	deleting the definition of “End Date” and replacing it with the following:

““End Date” means 31 October 2018 or such later date as is agreed in writing by the Vendor and the Purchaser.”;

(vi)	deleting the definition of “Minimum Initial Asset Requirement” and replacing it with the following:

““Minimum Initial Asset Requirement” means both (a) the number of Initial Transfer Assets in respect of which the Transfer Conditions have been satisfied, in aggregate, pursuant to this Agreement and the Other Agreement is no less than fifteen (15) and (b) the number of Initial Transfer Assets in respect of which the Transfer Conditions have been satisfied pursuant to this Agreement is no less than six (6), in each case provided that if there occurs a breach of the Other Agreement by the “Purchaser” (as defined in the Other Agreement), then such minimum number shall be zero under this Agreement.”;

(b)	by deleting Clause 3.1(c) and replacing it with the following:

“The Allocated Consideration Amount for each Initial Transfer Asset referable to such Asset shall be adjusted by (i) subtracting the Initial Transfer Adjustment Amount, (ii) adding the Adjustment Rate Amount, (iii) subtracting the Maintenance Reserve Balance referable to such Initial Transfer Asset and (iv) if elected by the Vendor and notified to the Purchaser in the relevant Initial Transfer Notice, subtracting the amount of the “Security Deposit” or equivalent term as defined in the relevant Lease referable to such Initial Transfer Asset (the aggregate Allocated Consideration Amount for each such Initial Transfer Asset as adjusted pursuant to this Clause 3.1(c), the “Adjusted Initial Transfer Amount”).”;

(c)	by deleting Clause 3.1(d) and replacing it with the following:

“The Allocated Consideration Amount for each Deferred Asset referable to such Asset shall be adjusted by (i) subtracting the Deferred Transfer Adjustment Amount, (ii) adding the Adjustment Rate Amount, (iii) subtracting the Maintenance Reserve Balance referable to such Deferred Asset and (iv) if elected by the Vendor and notified to the Purchaser in the relevant Deferred Transfer Notice, subtracting the amount of the “Security Deposit” or equivalent term as defined in the relevant Lease referable to such Deferred Transfer Asset (the aggregate Allocated Consideration Amount for each such Deferred Asset as adjusted pursuant to this Clause 3.1(d), the “Adjusted Deferred Transfer Amount”).”;

(d)	in Clause 7.7 by deleting “a document to be in agreed form” and replacing it with “the relevant form lease agreement agreed between Vendor and Purchaser”;

(e)	by deleting Clause 8.2(i) and replacing it with the following:

“the amount of the “Security Deposit” or equivalent term as defined in the relevant Lease and confirmation of whether the Vendor elects for it to be subtracted from the Allocated Consideration Amount pursuant to Clause 3.1(c) of this Agreement.”;

(f)	by deleting Clause 8.8 (but preserving the current numbering in the remainder of the SPA) and replacing it with “[Intentionally Omitted]”;

(g)	by deleting Clause 9.2(i) and replacing it with the following:

“the amount of the “Security Deposit” or equivalent term as defined in the relevant Lease and confirmation of whether the Vendor elects for it to be subtracted from the Allocated Consideration Amount pursuant to Clause 3.1(d) of this Agreement.”;

(h)	a new Clause 11.3 will be added as follows:

“11.3     Non-Incident Accident Compliance Statements

11.3.1          The Vendor agrees to procure that each relevant Lessee (and, if applicable, any prior operator) shall provide a non-incident/accident status report substantially in the form of Schedule 12, with such amendments as the Purchaser may agree (acting reasonably) (a “NIS Statement”) to the Purchaser in respect of all Aircraft other than the Aircraft bearing manufacturer’s serial number 2926 (“MSN 2926”) no later than 30 days after Transfer of each relevant Aircraft. Such NIS Statement(s) will, either individually or, to the extent an Aircraft has had more than one operator, in aggregate, be in respect of the period from the date that the relevant Aircraft was delivered from its manufacturer until the date of Transfer of such Aircraft.

11.3.2     The Vendor agrees to provide a NIS Statement for MSN 2926 no later than 30 days after Transfer of MSN 2926 in respect of the period from 20 October 2006 until 1 November 2015.

11.3.3     The Vendor agrees to use commercially reasonable efforts to provide a NIS Statement in respect of MSN 2926 for the period from 2 November 2015 until the date of Transfer of MSN 2926 within 30 days of the Transfer of MSN 2926.”

(i)	in Schedule 3, Part A by deleting the text opposite number 13 and replacing it with the following:

“Copies of the following, each in the agreed form or the form scheduled to the agreed form, as the case may be and signed by all parties other than the relevant New Lessor: (i) the Lessor Default Agreement between Red Aircraft Holdings 2 Co., Ltd. and GE On Wing Support (Malaysia) Sdn. Bhd. and any accession deed entered into pursuant to such document in respect of a relevant Engine that will be the subject of the relevant Transfer between, among others, the relevant New Lessor, Red Aircraft Holdings 2 Co., Ltd. and GE On Wing Support (Malaysia) Sdn. Bhd. and (ii) the tripartite agreement  between Red Aircraft Holdings 2 Co., Ltd., GE On Wing Support (Malaysia) Sdn. Bhd. and AirAsia Berhad and any accession deed entered into pursuant to such document in respect of a relevant Engine that will be the subject of the relevant Transfer between, among others, the relevant New Lessor, Red Aircraft Holdings 2 Co., Ltd. and GE On Wing Support (Malaysia) Sdn. Bhd.”;

(j)	in Schedule 5 by adding a new sub-paragraph (g) to paragraph 1.1 as follows:

“(g) if the relevant Asset is subject to an Asset Transfer Document described in paragraph (a) of the definition thereof, a copy of the board resolution or other appropriate corporate authority authorising the Asset Owner to sell the Aircraft to the Purchaser or Purchaser Nominee.”;

(k)
in paragraph 1.1(d) of Schedule 7 by deleting the words “Aircraft Lease Agreement described in paragraph (a) of the definition” and replacing them with “Aircraft Lease Agreement described in paragraph (a) of the definition thereof (other than an Aircraft Lease Agreement scheduled to an Affiliate Novation Agreement) or, if applicable, the form of effective time notice scheduled to an Affiliate Novation Agreement”;

(l)
in paragraph 1.1(e) of Schedule 7 by deleting the words “Aircraft Lease Agreement described in paragraph (a) of the definition” and replacing them with “Aircraft Lease Agreement described in paragraph (a) of the definition thereof (other than an Aircraft Lease Agreement scheduled to an Affiliate Novation Agreement) or, if applicable, the form of effective time notice scheduled to an Affiliate Novation Agreement”;

(m)
in Schedule 10 by adding the following words immediately after the first instance of “Asset Transfer Documents”): “(including, for an Asset that is an Aircraft, any Tax that arises in respect of or in consequence of the transfer of title of an Airframe Engine pursuant to an Asset Transfer Document, whether or not occurring at the same time as the transfer of the Aircraft which such Airframe Engine is listed next to in Schedule 1)”; and

(n)	by adding a new Schedule 12 in the same form as Schedule 1 of this Agreement.

4.
All of the parties to this letter agreement expressly acknowledge and agree that, except as expressly amended by this letter agreement, none of the provisions of the SPA are varied or amended by this letter agreement and remain in full force and effect, including the obligations of the Vendor Guarantor and the Purchaser Guarantor pursuant to the SPA and the other Transaction Documents.

5.	Please indicate your acceptance and acknowledgement of the terms of this letter agreement by signing where indicated below.

6.	This letter agreement and any non-contractual obligations arising out of or in connection with it is governed by and shall be construed in accordance with English law.

7.	This letter agreement may be signed in counterparts.

EXECUTION PAGE – FLY SPA AMENDMENT (NO. 1)

Yours faithfully

PURCHASER

/s/ Colm Barrington

for and on behalf of
Fly Aladdin Holdings Limited

PURCHASER GUARANTOR

/s/ Colm Barrington

for and on behalf of
FLY Leasing Limited

Accepted and acknowledged:

VENDOR

/s/ Mahesh Kumar Jaya Kumar

for and on behalf of
Asia Aviation Capital Limited

VENDOR GUARANTOR

/s/ Datuk Kamarudin Bin Meranun

for and on behalf of
AirAsia Group Berhad